UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    September 29, 2004

Humana Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-5975                                          61-0647538
(Commission File Number)                      (IRS Employer Identification No.)

500 West Main Street, Louisville, KY                          40202
(Address of Principal Executive Offices)                         (Zip Code)

502-580-1000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement.

                   On September 29, 2004, we replaced our existing credit agreements (described below) with a new five-year $600 million unsecured revolving credit agreement with J.P. Morgan Chase Bank, as Agent and as CAF Loan Agent, Bank of America, N.A., Citibank, N.A., Citibank, N.A., U.S. Bank National Association, and Wachovia Bank, National Association as Syndication Agents and J.P. Morgan Securities Inc., as Sole Lead Arranger and Sole Lead Bookrunner ("New Credit Agreement"). Under the New Credit Agreement, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion bears interest at either a fixed rate or floating rate based on LIBOR plus a spread. The spread, which varies depending on our credit ratings, ranges from 50 to 112.5 basis points. We also pay an annual facility fee regardless of utilization. This facility fee, initially 15 basis points, may fluctuate between 12.5 and 37.5 basis points, depending upon our credit ratings. In addition to the facility fee, a utilization fee of 12.5 basis points is payable for any day in which borrowings under the facility exceeds 50% of the total $600 million commitment. The competitive advance portion of any borrowings will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate basis, at our option.

                  The New Credit Agreement contains customary restrictive and financial covenants as well as customary events of default, including financial covenants regarding the maintenance of net worth, minimum interest coverage, and maximum leverage ratios. The term of the New Credit Agreement also includes standard provisions related to conditions of borrowing, including a customary material adverse effect clause which could limit our ability to borrow. We have not experienced a material adverse effect and we know of no circumstances or events which would be reasonably likely to result in a material adverse effect. We do not believe the material adverse effect clause poses a material funding risk to Humana in the future.

                  We have other relationships, including financial advisory and banking, with some parties to the New Credit Agreement.

                  The Company has not received any advances under the New Credit Agreement as of this time.

Item 1.02   Termination of a Material Definitive Agreement.

                  Prior to September 29, 2004, the Company maintained two unsecured revolving credit agreements consisting of a $265 million, 4-year revolving credit agreement and a $265 million, 364-day revolving credit agreement with a one-year term-out option. A one-year term-out option converted the outstanding borrowings, if any, under the credit agreement to a one-year term loan upon expiration. The 364-day revolving credit agreement expired on September 29, 2004 and the 4-year revolving credit agreement would have expired in October 2005.

                  Under these agreements, at our option, we could borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion of both agreements bore interest at either a fixed rate or floating rate based on LIBOR plus a spread. The spread, which varied depending on our credit ratings, ranged from 80 to 125 basis points for our 4-year agreement, and 85 to 137.5 basis points for our 364-day agreement. We also paid an annual facility fee regardless of utilization. This facility fee was 20 basis points under the 364-day agreement and 25 basis points under the 4-year agreement at September 29, 2004.

                  These credit agreements contained customary restrictive and financial covenants as well as customary events of default, including financial covenants regarding the maintenance of net worth, minimum interest coverage, and maximum leverage ratios. At September 29, 2004, we were in compliance with all applicable financial covenant requirements. The terms of each of these credit agreements also included standard provisions related to conditions of borrowing, including a customary material adverse effect clause which could limit our ability to borrow.

                  There were no balances outstanding under either agreement at September 29, 2004.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance
                   Sheet Arrangement of a Registrant.

                  As discussed above under Item 1.01, on September 29, 2004, the Company entered into the New Credit Agreement. The Company has not received any advances under the New Credit Agreement as of this time.

Item 9.01   Financial Statements and Exhibits.

(c)     Exhibits:

Exhibit No.                                          Description

       10               Five-Year $600 Million Credit Agreement among Humana Inc., and J.P. Morgan
                          Chase Bank, as Agent and as CAF Loan Agent, Bank of America, N.A., Citibank,
                          N.A., U.S. Bank National Association, and Wachovia Bank, National
                          Association as Syndication Agents and J.P. Morgan Securities Inc., as Sole Lead
                          Arranger and Sole Lead Bookrunner.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC. BY: __/s/ Arthur P. Hipwell_____________ Arthur P. Hipwell Senior Vice President and General Counsel

Dated:    September 29, 2004

INDEX TO EXHIBITS

Exhibit No.                                                  Description

       10               Five-Year $600 Million Credit Agreement among Humana Inc., and J.P. Morgan
                          Chase Bank, as Agent and as CAF Loan Agent, Bank of America, N.A., Citibank,
                          N.A., U.S. Bank National Association, and Wachovia Bank, National
                          Association as Syndication Agents and J.P. Morgan Securities Inc., as Sole Lead
                          Arranger and Sole Lead Bookrunner.